EXHIBIT 2.1

                                  SUBSIDIARIES

         C1line.com (C1) is a 49% owned subsidiary of I Shop No Markup.com. Inc.' ("IshopNoMarkup,com") a Nevada Corportion formed on December 10, 1999. However, I Shop NO Markup.com, Inc. controls the decision making of C1line.com, Inc. C1line.com, Inc. business is an online BtoB in the construction industry.

         These are the number of shares that are going to stay with iShopNoMarkup.com, Inc.:

         C1line.com, Inc.: A Nevada Corporation. Out of 10,290,000, 1,029,000 common shares are staying with iShopNoMarkup, Inc. and 9,261,000 common shares are issued to iShopNoMarkup.com, Inc. shareholders